EXHIBIT 4.(k)

                   STOCK PLAN FOR NON-EMPLOYEE DIRECTORS OF
                 FLORIDA PROGRESS CORPORATION AND SUBSIDIARIES


                   ARTICLE I - PURPOSE AND ADOPTION OF PLAN

         1.1 Adoption. The Board of Directors of Florida Progress Corporation, a Florida corporation (the "Company") has adopted this Stock Plan for Non-Employee Directors of Florida Progress Corporation and Subsidiaries (the "Plan"), effective January 1, 1996, subject to approval of the Plan by the Company's shareholders at the annual meeting of shareholders to be held in 1996.

         1.2 Purpose. The Plan is designed to more closely align the interests of directors of the Company and its Approved Subsidiaries (as hereafter defined) with the interests of the Company's shareholders through ownership of the Company's common stock, no par value (the "Stock").

                            ARTICLE II - DEFINITIONS

         2.1 "Approved Subsidiary" shall mean any affiliate or subsidiary of the Company (a) which the Company's Board of Directors may from time to time determine to bring under the Plan, and (b) whose own Board of Directors may also approve the Plan. The Approved Subsidiaries are listed on Schedule A, attached hereto, as such Schedule may be amended from time to time.

         2.2 "Commission" shall mean the Securities and Exchange Commission.

         2.3 "Committee" shall mean the Compensation Committee of the Company's Board of Directors.

         2.4 "Company" shall mean Florida Progress Corporation.

         2.5 "Effective Date" shall mean January 1, 1996, subject to shareholder approval of the Plan as required by Section 1.1 hereof.

         2.6 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

         2.7 "Fair Market Value" shall mean the average of the high and low sale prices of the Stock, as published in the Wall Street Journal in its report of New York Stock Exchange composite transactions, on the date such market value is to be determined (or the average of the high and low sale prices on the trading day immediately preceding such determination date if the Stock is not traded on the applicable valuation date).



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         2.8 "Non-Employee Director" shall mean any person who (a) serves on the
Board of Directors of the Company or one or more Approved Subsidiaries on or after January 1, 1996; (b) receives fees for his or her services; and (c) is not an active employee of the Company or any subsidiary of the Company.

         2.9 "Participant" shall mean each Non-Employee Director who meets the requirements of Article III of the Plan.

         2.10 "Plan" shall mean this Stock Plan for Non-Employee Directors of Florida Progress Corporation and Subsidiaries, as amended from time to time.

         2.11 "Plan Year" shall mean the calendar year.

         2.12 "Progress Insider" shall mean any officer or director of the Company or person who is directly or indirectly the beneficial owner of more than ten percent of the Company's common stock, within the meaning of Section 16 of the Exchange Act.

         2.13 "Retainer Fee" shall mean the retainer fee established by the Board of Directors of the Company or an Approved Subsidiary payable quarterly in arrears to a Non-Employee Director for service as a director, excluding any meeting fees or compensation for other services performed at the request of such Board of Directors and any reimbursement for expenses.

         2.14 "Rule 16b-3" shall mean Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

         2.15 "Stock" shall mean the Company's common stock, no par value.

         2.16 "Stock Issue Date" shall mean March 31, June 30, September 30 and December 31 of each Plan Year.


                           ARTICLE III - ELIGIBILITY

         3.1 Eligibility Requirements. Subject to the provisions of Section 3.2, each Non-Employee Director shall become a Participant in the Plan on the effective date of his or her election to the Board of Directors of the Company or any Approved Subsidiary.

         3.2 Initial Plan Year. Notwithstanding the foregoing, for purposes of the initial 1996 Plan Year, each Non-Employee Director elected as such prior to the date of the annual meeting of shareholders to be held in 1996, who otherwise satisfies the eligibility requirements of Section 3.1, shall become a Participant in the Plan effective as of the Effective Date, subject to approval of the Plan by the Company's shareholders as described in Section 1.1.



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              ARTICLE IV - TERMS AND CONDITIONS OF STOCK ISSUANCES

         4.1 Stock Reserved for Issuance. The aggregate number of shares of Stock that may be issued to Participants hereunder shall not exceed 150,000 shares, subject to adjustment pursuant to Section 4.7 hereof. The shares of Stock issued under the Plan will be from the authorized but unissued shares of common stock of the Company.

         4.2 Issuance of Stock. (a) Each Participant shall automatically receive seventy-five percent (75%) of his or her Retainer Fee in Stock. Such Stock shall be issued on a quarterly basis on March 31, June 30, September 30 and December 31 of each Plan Year (each, a "Stock Issue Date"). The total number of shares of Stock to be issued on each Stock Issue Date shall be determined by the following formula:

                           Shares of Stock =  .75  x  Retainer
                                              ----------------
                                                    FMV

where "Retainer" is the Retainer Fee payable to the Participant for services rendered during the quarter ended March 31, June 30, September 30 or December 31, as the case may be; and "FMV" is the Fair Market Value of a share of Stock on such March 31, June 30, September 30 or December 31. Only whole shares of Stock shall be issued under the Plan; Participants will receive cash in lieu of any fractional shares.

                  (b) Initial Plan Year. Notwithstanding the foregoing, for purposes of the initial 1996 Plan Year, no Stock distributions shall be made prior to receipt of the requisite shareholder approval under Section 1.1 hereof. If the Plan is approved by the shareholders, the Stock for the quarter ended March 31, 1996 will not be issued on March 31, 1996, but instead will be issued on the date on which the annual meeting of shareholders is held in 1996; for purposes of calculating the number of shares of Stock to be issued on that date, the FMV in the formula above shall be the Fair Market Value of a share of Stock on March 31, 1996. If the Plan is not approved by the shareholders, the Retainer Fee otherwise payable in Stock will instead be paid in cash.

         4.3 Compliance with Laws. Notwithstanding the foregoing, each issuance of Stock hereunder shall be subject to the requirement that, if at any time counsel to the Company shall determine that the Stock is required to be listed, registered or qualified upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body is necessary as a condition of, or in connection with, the issuance of Stock hereunder, such issuance may not be completed in whole or in part unless such listing, registration, qualification, consent or approval shall have been completed or obtained on conditions acceptable to the Committee.

         4.4 Book-Entry or Certificates. The registrar for the Company shall make an appropriate book entry on its records evidencing that any Stock issued hereunder has been duly issued as of the appropriate date; provided, however, that a Participant may at any time elect

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to receive a stock certificate representing all or a portion of the number of whole shares of Stock issued to such Participant under the Plan.

         4.5 Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other corporate transaction or event affecting the Stock, the Committee shall equitably adjust the maximum number or class of shares of Stock available under the Plan, and the number or class of shares of Stock to be delivered to Participants.

         4.6 Death, Resignation, Retirement or Removal. In the event of a Participant's death, or if a Participant shall resign, retire or be removed as a Non-Employee Director, all accrued Retainer Fees then owed such Participant (prorated as appropriate) shall be paid to such Participant on the next succeeding Stock Issue Date, in cash or in Stock in accordance with the terms hereof.

         4.7 Dividend Reinvestment. Participants who receive Stock under the Plan may elect to have the cash dividends on all or a portion of their shares automatically reinvested in additional shares of Stock, by enrolling in the Company's Progress Plus Stock Plan or such other dividend reinvestment plan as the Company shall make available from time to time.


                      ARTICLE V - RESTRICTIONS ON TRANSFER

         5.1 No Assignment of Rights. Neither the Participant nor his or her legal representative shall have any right to sell, assign, transfer or otherwise convey the right to receive any Stock due hereunder or any interest under the Plan. Any attempt to assign or transfer any right to payment or interest under the Plan shall be null and void and of no effect.

         5.2 Restrictions on Transfer of Stock. The Stock issued to Participants under the Plan will not be restricted, except that any Progress Insider who wishes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any Stock acquired under the Plan will be subject to the provisions of Section 16 of the Exchange Act and Rule 16b-3 thereunder. The Stock issued to any Progress Insider shall, if necessary, bear an appropriate restrictive legend, if issued in certificated form, and be subject to appropriate "stop transfer" orders. Any additional stock or other securities or property that may be issued with respect to Stock issued under the Plan as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions of the Plan.


                       ARTICLE VI - ADMINISTRATION OF PLAN

         6.1 Administrator. The Plan shall be administered by the Committee, which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All

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questions of interpretation, administration and application of the Plan shall be determined by the Committee, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The Committee shall take all steps necessary to ensure that the Plan complies with the law at all times, and the determination of the Committee shall be final and binding in all matters relating to the Plan.

         6.2 Indemnification. The Company and each Approved Subsidiary shall indemnify the members of the Committee against any and all claims, losses, damages, expenses and liability arising from any action or failure to act in connection with the administration of the Plan, except when the same is due to gross negligence or willful misconduct. The Company and each Approved Subsidiary may purchase at its own expense sufficient liability insurance to cover any and all claims, losses, damages and expenses arising from any action or failure to act in connection with the execution of the duties of the Committee.


                           ARTICLE VII - MISCELLANEOUS

         7.1 Term and Termination; Amendment. This Plan shall become effective on the Effective Date, and remain in effect until all shares authorized pursuant to Section 4.1 hereof have been issued to Plan Participants, unless sooner terminated as hereafter provided. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time by the Company's Board of Directors; provided, however, that without the approval of the shareholders of the Company entitled to vote thereon, no amendment may be made that would, absent such shareholder approval, disqualify the Plan for coverage under Rule 16b-3; and provided further that the formula award provisions of the Plan may not be amended more than once every six months unless such amendment is made in order to comply with changes to either the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, and the rules thereunder. Notwithstanding the foregoing, no such amendment or termination shall impair any rights to payments to which a Participant may be entitled prior to the effective date of such amendment or termination.

         7.2 Rights of Directors. Participation hereunder shall not be construed as creating a right in any Participant to continued service or future service on the Board of Directors of the Company or any Approved Subsidiary, and shall not interfere with or limit in any way the right of the shareholders of the Company or any Approved Subsidiary to remove any Participant from his or her position as a director. Participation hereunder does not constitute an employment contract between any Participant and the Company or any Approved Subsidiary.

         7.3 Compliance with Rule 16b-3. With respect to Progress Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any provision of this Plan or action by the Committee fails to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

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         7.4 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions thereof, and only to the extent such laws are not otherwise superseded by the laws of the United States.

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                                   Schedule A


                   STOCK PLAN FOR NON-EMPLOYEE DIRECTORS OF
                 FLORIDA PROGRESS CORPORATION AND SUBSIDIARIES


                             Approved Subsidiaries


1.    Florida Power Corporation







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